Exhibit 10.5

EMPLOYMENT CONTRACT

This Employment Contract (this "Contract") is made effective as of January 01, 2024, by and between Shenzhen Guantu Technology Co., Ltd (“Guantu”), a Chinese company with Unified Social Credit Identifier of 91440300MAD6BG4M56, and Li’ou Xie, whose ID number is 441427197510020818.

A.       Guantu is engaged in the business of computer programming.

B.       Guantu desires to have the services of Li’ou Xie.

C.       Li’ou Xie is an at will employee of Guantu. Either party is able to terminate the employment agreement at any time.

Therefore, the parties agree as follows:

1.       EMPLOYMENT. Guantu shall employ Li’ou Xie as a financial manager. Li’ou Xie shall provide to Guantu duties as needed. Li’ou Xie accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Guantu and Guantu's supervisory personnel.

2.       BEST EFFORTS OF EMPLOYEE. Li’ou Xie agrees to perform faithfully, industriously, and to the best of Li’ou Xie's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Contract, to the reasonable satisfaction of Guantu. Such duties shall be provided at such place(s)as the needs, business, or opportunities of Guantu may require from time to time.

3.       OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends", that are acquired through accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, YouTube, or other social media networks) used or created on behalf of Guantu are the property of Guantu.

4.       COMPENSATION OF EMPLOYEE. As compensation for the services provided by Li’ou Xie under this Contract, Guantu will pay Li’ou Xie a fixed base salary of RMB49,200 per month, and along with a performance bonus up to RMB3,000 per month. Upon termination of this Contract, payments under this paragraph shall cease; provided, however, that Li’ou Xie shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Li’ou Xie has not yet been paid, and for any commission earned in accordance with Guantu's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and Guantu's customary procedures. This section of the Contract is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

5.       EXPENSE REIMBURSEMENT. Guantu will reimburse Li’ou Xie for "out-of-pocket" expenses incurred by Li’ou Xie in accordance with Guantu's policies in effect from time to time.

6.       RECOMMENDATIONS FOR IMPROVING OPERATIONS. Li’ou Xie shall provide Guantu with all information, suggestions, and recommendations regarding Guantu's business, of which Li’ou Xie has knowledge, that will be of benefit to Guantu.

7.       CONFIDENTIALITY. Li’ou Xie recognizes that Guantu has and will have information regarding the following:

-inventions

-products

-product design

-processes

-technical matters

-trade secrets

-copyrights

-customer lists

-prices

-costs

-business affairs

-future plans

and other vital information items (collectively, "Information") which are valuable, special and unique assets of Guantu. Li’ou Xie agrees that Li’ou Xie will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Guantu. Li’ou Xie will protect the Information and treat it as strictly confidential. Any violation by Li’ou Xie of this paragraph shall be a material violation of this Contract and will justify legal and/or equitable relief.

This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal.

8.       UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Li’ou Xie has disclosed (or has threatened to disclose) Information in violation of this Contract, Guantu shall be entitled to an injunction to restrain Li’ou Xie from disclosing,in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Guantu shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9.       CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Contract shall remain in full force and effect for a period of 2 after the voluntary or involuntary termination of Li’ou Xie's employment. During such period, neither party shall make or permit the making of any public announcement or statement of any kind that Li’ou Xie was formerly employed by or connected with Guantu.

10.       EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Li’ou Xie shall not have the right to make any contracts or commitments for or on behalf of Guantu without first obtaining the express written consent of Guantu.

11.       BENEFITS. Li’ou Xie shall be entitled to employment benefits, as provided by Guantu's policies and required by PRC law,in effect during the term of employment. These benefits include:

-Vacation

-Personal Leave

-Health Insurance

-Disability Insurance

-Life Insurance

-Pension Plan

12.       TERM/TERMINATION. From the executive date of this contract to December 31, 2026.

13.       COMPLIANCE WITH EMPLOYER'S RULES. Li’ou Xie agrees to comply with all of the rules and regulations of Guantu.

14.       RETURN OF PROPERTY. Upon termination of this Contract, Li’ou Xie shall deliver to Guantu all property which is Guantu's property or related to Guantu's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Li’ou Xie's possession or under Li’ou Xie's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Li’ou Xie.

15.       NOTICES. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Guantu

Limin Jiang

Email:

Employee:

Li’ou Xie

Email:

Such contact information may be changed from time to time by either party by providing written notice in the manner set forth above.

16.       ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

17.       AMENDMENT. This Contract may be modified or amended, if the amendment is made in writing and is signed by both parties.

18.       SEVERABILITY. If any provisions of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19.       WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

20.       APPLICABLE LAW. This Contract shall be governed by the laws of the PRC.

21.       SIGNATORIES. This Contract shall be signed by Guantu and by Li’ou Xie in an individual capacity. This Contract is effective as of the date first above written.

Shenzhen Guantu Technology Co., Ltd.

Date:

Li’ou Xie

Date: